News Release
FOR IMMEDIATE RELEASE
CENTRUE FINANCIAL CORPORATION
ANNOUNCES 2017 FIRST QUARTER RESULTS
Highlights

•	On January 26, 2017, a definitive agreement was entered into for Midland States Bancorp, Inc. ("Midland") to acquire Centrue Financial Corporation.

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Net income for the first quarter 2017 was $1.1 million, representing a $0.2 million, or 22.2%, increase over the first quarter 2016. Results for the first quarter 2017 included $0.4 million ($0.3 million net after-tax) of merger-related expenses. Excluding these costs, net income showed a $0.5 million, or 55.6%, increase over first quarter 2016.

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Income before income taxes for the first quarter was $1.7 million, representing a $0.3 million, or 21.4%, increase over the first quarter 2016. Excluding the merger-related costs, income before income taxes showed a $0.7 million, or 50.0%, increase over first quarter 2016.

•
Total loans increased by $2.3 million, or 0.3%, from December 31, 2016 and $27.0 million, or 4.1% from March 31, 2016. Excluding $13.0 million in loans held for the sale of branches in the second quarter 2016, loans increased $40.0 million, or 6.2%, from March 31, 2016.

•
Total risk-based capital for Centrue Financial Corporation increased to 15.27% at March 31, 2017 compared to 14.95% at December 31, 2016 and Tier 1 leverage ratio increased to 11.73% from 11.49% at December 31, 2016.

•	Tangible book value per common share equaled $19.31, $19.08 and $18.35 at March 31, 2017, December 31, 2016 and March 31,2016, respectively.
OTTAWA, IL, April 27, 2017 - Centrue Financial Corporation (the “Company” or “Centrue”) (NASDAQ: CFCB), parent company of Centrue Bank, reported first quarter 2017 net income of $1.1 million, or $0.15 per common diluted share, as compared to $0.9 million, or $0.13 per common diluted share, for the first quarter 2016.
“Our first quarter 2017 financial performance is an extension of the sustained momentum we've experienced since our March 2015 recapitalization,” remarked President & Chief Executive Officer Kurt R. Stevenson. “Virtually all earnings measurements demonstrate solid and improving performance as we continue to leverage the strong sales culture and infrastructure we have in place. We believe we have both the talented sales force and strong internal processes and controls to continue to foster a sustainable strong earnings stream. Further we're confident that our pending transaction with Midland will create a partnership that will successfully leverage our successes to date to create an even stronger community bank that will significantly improve our ability to serve the needs of our customers who will benefit from having access to a wider selection of financial products and services.”

Securities
Total securities equaled $164.3 million at March 31, 2017, representing a decrease of $11.5 million, or 6.5%, from December 31, 2016 and a decrease of $15.6 million, or 8.7% from the same quarter in 2016. The net decrease from December 31, 2016 was partly due to portfolio amortization being used to fund loan growth and market conditions not being favorable for securities reinvestment.
Loans
Total loans equaled $688.1 million, representing an increase of $2.3 million, or 0.3%, from December 31, 2016 and an increase of $27.0 million, or 4.1% from the same period-end in 2016. Excluding $13.0 million in loans held for the second quarter 2016 branch sales, loans increased $40.0 million, or 6.2%, from March 31, 2016. The overall net increase was driven by new organic loan growth throughout the Company footprint.
Funding and Liquidity
Total deposits equaled $728.5 million, representing a decrease of $11.5 million, or 1.6%, from December 31, 2016 and a decrease of $0.8 million, or 0.1%, from March 31, 2016. Excluding $51.5 million in deposits identified for the second quarter 2016 branch sales, deposits increased $50.7 million, or 7.5%, from March 31, 2016. The Company's overall liquidity position remains strong with funding available for new loan opportunities and to meet all obligations.
Credit Quality
Key credit quality metrics are as follows:

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Nonperforming assets (nonaccrual, 90 days past due, troubled debt restructures and OREO) were $12.9 million at March 31, 2017, an increase of $6.2 million from December 31, 2016 and a decrease of $0.1 million from March 31, 2016. The ratio of nonperforming assets to total assets was 1.32% at March 31, 2017 compared to 0.68% at December 31, 2016 and 1.34% at March 31, 2016. During the first quarter 2017, a $5.8 million ongoing troubled loan relationship was downgraded and placed on nonaccural which accounts for 93.5% of the increase to nonperforming assets.

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Nonperforming loans (nonaccrual, 90 days past due and troubled debt restructures) were $8.0 million at March 31, 2017, compared to $1.6 million at December 31, 2016 and $5.6 million at March 31, 2016. The level of nonperforming loans to end of period loans was 1.16% at March 31, 2017, compared to 0.24% at December 31, 2016 and 0.85% at March 31, 2016.

•	There was no provision for loan losses recorded during the first quarter 2017 and $0.3 million recorded during the same period in 2016.

•	Other real estate owned decreased to $4.9 million at March 31, 2017 from $5.0 million at December 31, 2016 and $7.4 million at March 31, 2016.

•	The allowance for loan losses was $8.9 million or 1.30% of total loans at March 31, 2017, compared to 1.30% at December 31, 2016 and 1.36% at March 31, 2016.

•	The coverage ratio (allowance for loan losses to nonperforming loans) was 112.02% at March 31, 2017, compared to 545.59% at December 31, 2016 and 158.97% at March 31, 2016.

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Net loan charge-offs for the first quarter of 2017 resulted in a net recovery of $0.04 million equaling (0.01%) of average loans, compared with a net recovery of $0.08 million, or (0.01%) of average loans for the quarter ended March 31, 2016.

Net Interest Margin
The Company’s net interest margin was 3.50% for the first quarter of 2017, representing an increase of 12 basis points from 3.38% recorded in the fourth quarter of 2016 and an increase of 2 basis points from 3.48% in the first quarter of 2016. The increase in the net interest margin is being driven by an increase on yields and volume in the earning assets.
Noninterest Income and Expense
Noninterest income totaled $2.1 million for the first quarter of 2017, compared to $2.3 million for the same period in 2016. Excluding gains related to the sale of OREO, securities and other non-recurring gains, noninterest income decreased $0.1 million. The $0.1 million decrease is mainly attributed to a decrease in income from service charges and rental income from sold branches.
Total noninterest expense for the first quarter of 2017 was $7.8 million, compared to $7.9 million for the first quarter 2016. This $0.1 million decrease was mainly driven by intangible asset amortization ending in 2016 and lower FDIC insurance premiums partially offset by $0.4 million in merger-related expenses.
Capital Management
The following table presents the regulatory capital ratios as of March 31, 2017 and December 31, 2016.

	Centrue Financial		Centrue Bank
	Mar 31, 2017	Dec 31, 2016	Mar 31, 2017	Dec 31, 2016
Capital ratios: (1)
Total risk-based capital	15.27%	14.95%	14.94%	14.53%
Common equity tier 1 capital	13.29	13.77	13.81	13.41
Tier 1 risk-based capital	14.14	13.83	13.81	13.41
Tier 1 leverage ratio	11.73	11.49	11.44	11.14

(1)	Capital ratios shown for March 31, 2017 are in excess of the BASEL III 2017 phase-in level for the capital conservation buffer.

Company Definitive Agreement
On January 26, 2017, the Company announced the signing of a definitive agreement with Midland States Bancorp, Inc. under which Midland will acquire Centrue for estimated total consideration of $175.1 million, or $26.75 per share of Centrue common stock. The transaction is expected to close in mid-2017, subject to regulatory approvals, the approval of Centrue's and Midland's shareholders and the satisfaction of customary closing conditions.

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About the Company
Centrue Financial Corporation is a regional financial services company headquartered in Ottawa, Illinois and devotes special attention to personal service. The Company serves a market area which extends from the far western and southern suburbs of the Chicago metropolitan area across Central Illinois and metropolitan St. Louis.
Further information about the Company is available at its website at http://www.centrue.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934 as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by the use of words such as "believe," "expect," "intend," "anticipate," "estimate," or "project" or similar expressions. The Company’s ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in: interest rates; general economic conditions; legislative/regulatory changes; monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality and composition of the loan or securities portfolios; demand for loan products; deposit flows; competition; demand for financial services in the Company’s market areas; the Company’s implementation of new technologies; the Company’s ability to develop and maintain secure and reliable electronic systems; and accounting principles, policies, and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

Contact:	Daniel R. Kadolph
Chief Financial Officer
Centrue Financial Corporation
daniel.kadolph@centrue.com
(815) 431-2838
Accompanying Financial Statements and Tables

▪	Unaudited Selected Quarterly Consolidated Financial Data

CENTRUE FINANCIAL CORPORATION
Unaudited Selected Quarterly Consolidated Financial Data
(In Thousands, Except Share Data)

	Quarters Ended
	03/31/17	12/31/16	9/30/16	6/30/16	03/31/16
Balance Sheet
Assets
Cash and cash equivalents	$31,237	$22,507	$44,745	$27,024	$23,379
Securities	164,321	175,787	193,744	170,609	179,881
Loans held for sale	—	—	—	187	182
Loans (2)	688,092	685,775	666,795	657,754	660,900
Allowance for loan losses	(8,944)	(8,904)	(9,021)	(8,925)	(8,974)
Loans, net of allowance	679,148	676,871	657,774	648,829	651,926
Other real estate owned	4,911	5,042	5,541	6,765	7,377
Other assets (2)	96,134	97,572	98,279	99,243	106,272
Total assets	$975,751	$977,779	$1,000,083	$952,657	$969,017
Liabilities and stockholders' equity
Deposits	$728,489	$740,046	$760,951	$716,424	$729,269
Non-deposit funding	114,822	106,687	108,922	106,434	111,461
Other liabilities	4,037	4,117	4,328	4,805	5,462
Total liabilities	847,348	850,850	874,201	827,663	846,192
Stockholders' equity	128,403	126,929	125,882	124,994	122,825
Total liabilities and stockholders' equity	$975,751	$977,779	$1,000,083	$952,657	$969,017
Statement of Income
Interest income	$8,107	$7,985	$7,928	$7,862	$7,913
Interest expense	708	693	712	646	651
Net interest income	7,399	7,292	7,216	7,216	7,262
Provision for loan losses	—	—	—	—	300
Net interest income after provision for loan losses	7,399	7,292	7,216	7,216	6,962
Noninterest income	2,140	3,742	2,499	4,242	2,263
Noninterest expense	7,811	7,795	7,741	8,112	7,866
Income before income taxes	1,728	3,239	1,974	3,346	1,359
Income tax expense	669	1,024	919	1,218	441
Net income	$1,059	$2,215	$1,055	$2,128	$918
Net income available to common stockholders	$977	$2,133	$973	$2,045	$836
Per Share
Diluted earnings per common share	$0.15	$0.33	$0.15	$0.31	$0.13
Book value per common share	19.31	19.08	18.92	18.78	18.45
Tangible book value per common share	19.31	19.08	18.90	18.72	18.35
Basic weighted average common shares outstanding	6,513,694	6,513,694	6,513,694	6,513,694	6,513,694
Diluted weighted average common shares outstanding	6,526,070	6,520,091	6,516,884	6,514,230	6,513,694
Common shares outstanding	6,513,694	6,513,694	6,513,694	6,513,694	6,513,694
Earnings Performance
Return on average total assets	0.44%	0.89%	0.42%	0.88%	0.38%
Return on average stockholders' equity	3.37	6.97	3.35	6.96	3.03
Net interest margin	3.50	3.38	3.38	3.49	3.48
Efficiency ratio (1)	81.22	75.29	77.43	80.57	79.96
Bank net interest margin	3.55	3.44	3.46	3.56	3.55

CENTRUE FINANCIAL CORPORATION
Unaudited Selected Quarterly Consolidated Financial Data
(In Thousands, Except Share Data)

Asset Quality
Nonperforming assets to total end of period assets	1.32%	0.68%	0.79%	0.98%	1.34%
Nonperforming loans to total end of period loans	1.16	0.24	0.35	0.38	0.85
Net loan charge-offs (recoveries) to total average loans	(0.01)	0.02	(0.01)	0.01	(0.01)
Allowance for loan losses to total end of period loans	1.30	1.30	1.35	1.36	1.36
Allowance for loan losses to nonperforming loans	112.02	545.59	388.50	353.33	158.97
Nonperforming loans	7,984	1,632	2,322	2,526	5,645
Nonperforming assets	12,895	6,674	7,863	9,291	13,022
Net loan charge-offs (recoveries)	(40)	117	(96)	49	(83)
Capital (3)
Total risk-based capital ratio	15.27%	14.95%	16.16%	16.46%	15.63%
Common equity tier 1 risk-based capital ratio	13.29	13.77	13.69	13.97	13.26
Tier 1 leverage ratio	11.73	11.49	12.22	12.17	11.72

(1)
Calculated as noninterest expense less amortization of intangibles and expenses related to other real estate owned divided by the sum of net interest income before provisions for loan losses and total noninterest income excluding securities gains and losses, OREO rental income, and gains on sale of assets.

(2)	Included in Loans and Other assets at March 31, 2016 are $10.9 million and $5.1 million, respectively, of branch assets held for sale relating to branch sales.

(3)	Capital ratios shown for all periods are in excess of the BASEL III phase-in level for the capital conservation buffer.